NEWS RELEASE

Contacts:	Stacey Hudson Investor Relations Manager Alon USA Partners, LP 972-367-3808

Investors: Jack Lascar/ Sheila Stuewe Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

ALON USA PARTNERS ANNOUNCES COMPLETION OF TURNAROUND AND PROVIDES SECOND QUARTER UPDATE

DALLAS, TX — July 8, 2014 - Alon USA Partners, LP (NYSE: ALDW) ("Alon Partners") today provides throughput guidance for the second quarter, as well as the third and fourth quarters of 2014. Since completion of the turnaround and the vacuum tower project, the Big Spring refinery’s crude throughput has been approximately 73,000 barrels per day. The vacuum tower project increased distillate recovery by 2,000 barrels per day which allows the refinery to increase utilization of various process units. This increased utilization supports raising crude throughput rates from 70,000 to 73,000 barrels per day with no negative impact on finished product yields.
The total throughput for the second quarter was approximately 39,000 barrels per day. Total throughput for the third quarter and the fourth quarter is now expected to be approximately 74,000 barrels per day and 75,000 barrels per day, respectively.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (NYSE: ALJ) (“Alon Energy”). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with an aggregate crude oil throughput capacity of approximately 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

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